AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1996
                                                 Registration No. 333-03829


                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC  20549

              POST-EFFECTIVE AMENDMENT NO. 1 ON FORM F-3* TO

                                 FORM F-4

                     REGISTRATION STATEMENT UNDER THE
                          SECURITIES ACT OF 1933

                           ELAN CORPORATION, plc
            (Exact name of registrant as specified in charter)

     Republic of Ireland                              Not Applicable
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification No.)

                            Monksland, Athlone
                   County Westmeath, Republic of Ireland
                              +353-902-95000
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)

                             WILLIAM F. DANIEL
                            Monksland, Athlone
                   County Westmeath, Republic of Ireland
                              +353-902-95000
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)
                             --------------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
                             --------------

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/


- ---------------------------
* Filed as a Post-Effective Amendment on Form F-3 to such Form F-4 Registration Statement pursuant to the provisions of Rule 401(e) and the procedure described herein. See "INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS."



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            If any of the securities being registered on this
Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /__/

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

           INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS

            Elan Corporation, plc ("Elan") hereby amends its Registration Statement on Form F-4 (No. 333-03829) (the
"Form F-4") by filing this Post-Effective Amendment No. 1 on Form F-3 (the "Post-Effective Amendment") relating to ordinary shares, par value 4 Irish pence per share, of Elan represented by American Depositary Shares ("ADSs") and evidenced by American Depositary Receipts of Elan. The Elan ADSs are issuable upon the exercise of certain outstanding stock warrants (the "Warrants") previously issued (or assumed) by Athena Neurosciences, Inc. ("Athena"). The Warrants were issued pursuant to (i) a Common Stock Purchase Warrant dated as of September 2, 1994 and amended on February 7, 1995 between Harvard College and Athena (as successor to Genica Pharmaceuticals Corporation ("Genica")); (ii) a Stock Purchase Warrant dated as of February 2, 1993 between Lehman Brothers Inc. and Athena (as successor to Genica); (iii) a Warrant dated as of November 17, 1994 between PaineWebber R&D Partners III, L.P. and Athena; and (iv) a Warrant dated as of June 16, 1995 between MMC/GATX Partnership No. I and Athena (such agreements, collectively, the "Warrant Agreements").

            Elan, Elan Acquisition Corp., a wholly-owned
subsidiary of Elan ("Subco"), and Athena entered into an Agreement and Plan of Merger dated as of March 18, 1996 (the
"Merger Agreement") pursuant to which on [        ], 1996,
Subco will merge (the "Merger") into Athena with Athena as the surviving corporation. In the Merger, each outstanding share (other than shares owned by Athena as treasury stock or shares owned by any subsidiary of Athena or shares owned by Elan or shares owned by any subsidiary of Elan) of common stock, par value $.01 per share, of Athena ("Athena Common Stock") will be converted into the right to receive .2956 of an Elan ADS. In addition, Elan will assume the obligations of Athena under the Warrant Agreements. As a result, the Warrants will no longer be exercisable for shares of Athena Common Stock, but instead, upon exercise thereof, the holder will be entitled to receive Elan ADSs in lieu of shares of Athena Common Stock on the basis provided in the Prospectus constituting a part of this Post-Effective Amendment.

                Subject to Completion, dated June 19, 1996

                                Prospectus

                           ELAN CORPORATION, plc
                              ----------------

                    215,798 American Depositary Shares
                              ----------------

            This Prospectus relates to 215,798 American
Depositary Shares ("ADSs"), evidenced by American Depositary Receipts ("ADRs"), each representing one Ordinary Share, par value 4 Irish pence (an "Ordinary Share"), of Elan Corporation, plc ("Elan") issuable upon exercise of certain outstanding stock warrants (the "Warrants") previously issued by Athena Neurosciences, Inc. ("Athena"). The Warrants were issued pursuant to (i) a Stock Purchase Warrant dated as of September 2, 1994 and amended on February 7, 1995 (the "Harvard Warrant") between Harvard College and Athena (as successor to Genica Pharmaceuticals Corporation ("Genica")); (ii) a Stock Purchase Warrant dated as of February 2, 1993 (the "Lehman Warrant") between Lehman Brothers Inc. and Athena (as successor to Genica); (iii) a Warrant dated as of November 17, 1994 (the "PaineWebber Warrant") between PaineWebber R&D Partners III, L.P. and Athena; and (iv) a Warrant dated as of June 16, 1995 (the "MMC/GATX Warrant") between MMC/GATX Partnership No. I and Athena (such agreements, collectively, the "Warrant Agreements").

            The ADSs are traded on the New York Stock Exchange
(the "NYSE") under the symbol "ELN".

            Elan, Elan Acquisition Corp., a wholly-owned
subsidiary of Elan ("Subco"), and Athena entered into an Agreement and Plan of Merger dated as of March 18, 1996 (the
"Merger Agreement") pursuant to which on [        ], 1996 Subco
merged (the "Merger") into Athena with Athena as the surviving corporation. In the Merger, each outstanding share (other than shares owned by Athena as treasury stock or shares owned by any subsidiary of Athena or owned by Elan or by any subsidiary of
Elan) of common stock, par value $.01 per share, of Athena ("Athena Common Stock") was converted into the right to receive
 .2956 of an Elan ADS. In addition, Elan assumed the obligations of Athena under the Warrant Agreements. As a result, the Warrants are no longer exercisable for shares of Athena Common Stock, but instead, upon exercise thereof, the holder is entitled to receive Elan ADSs in lieu of shares of Athena Common Stock on the basis provided in the Prospectus.

            SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS
PROSPECTUS FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT
TO AN INVESTMENT IN THE ADSs.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ------------------

            The date of this Prospectus is          , 1996.

            No person is authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Elan or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Elan since the date of this Prospectus.

                             Table of Contents

                                                                       Page

Enforceability of Civil Liabilities Under
  United States Federal Securities Laws...........................      1
Available Information.............................................      1
Incorporation of Certain Documents by
  Reference.......................................................      2
The Company.......................................................      4
Risk Factors......................................................      4
The Warrants......................................................      8
Use of Proceeds...................................................      9
Description of Elan Capital Stock.................................      9
Description of American Depositary Receipts.......................     13
Legal Matters.....................................................     19
Experts...........................................................     19

                    ENFORCEABILITY OF CIVIL LIABILITIES
                UNDER UNITED STATES FEDERAL SECURITIES LAWS

            Elan is a public limited company incorporated in Ireland. Certain directors, officers and controlling persons of Elan, as well as certain of the experts named herein, reside outside the United States of America (the "U.S."), and all or a substantial portions of their assets and the assets of Elan are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon such persons or to enforce against them judgments of courts of the U.S. predicated upon civil liabilities under the U.S. federal securities laws. Elan has been advised by its Irish counsel, McCann FitzGerald Solicitors, that there is doubt as to the enforceability against such persons in Ireland, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

                           AVAILABLE INFORMATION

            Elan is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended
(the "Exchange Act"), applicable to foreign private issuers, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission").
The reports and other information filed by Elan with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional
Offices of the Commission located at 7 World Trade Center, Room
1300, 13th Floor, New York, New York 10048, and Citicorp
Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450
Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street,
New York, New York 10005, on which exchange the Elan ADSs are listed.

            Elan has filed with the Commission a Post-Effective Amendment on Form F-3 to a Registration Statement on Form F-4 (together with any amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the

Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding Elan and the securities offered hereby, reference is hereby made to the Registration Statement.

            Elan provides The Bank of New York, as depositary (the "Depositary"), with annual reports in English, which include a review of operations and annual audited consolidated financial statements prepared in conformity with generally accepted accounting principles in Ireland. Elan also provides the Depositary with quarterly interim reports in English which include unaudited interim consolidated financial information prepared in conformity with generally accepted accounting principles in Ireland. Upon receipt of such reports, the Depositary promptly mails such reports to all holders of record of ADSs registered on the books of the Depositary. The Company also provides the Depositary, in English, with all notices of stockholders' meetings and other reports and communications that are made generally available to its stockholders. The Depositary arranges for the mailing of such notices, reports and communications to such holders of record of ADSs. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents previously filed by Elan with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

            (i) Elan's Annual Report on Form 20-F for the fiscal year ended March 31, 1995;

           (ii) Elan's Reports on Form 6-K dated April 5, 1995; April 11, 1995; April 11, 1995; May 12, 1995; June 21,
      1995; July 18, 1995; July 18, 1995; August 8, 1995;
      August 15, 1995; August 17, 1995; August 24, 1995;
      September 15, 1995; October 30, 1995; December 1, 1995; January 3, 1996; January 17, 1996; January 30, 1996;
      March 19, 1996; March 19, 1996; March 19, 1996; April 1,
      1996; May 13, 1996; June 13, 1996; and June 19, 1996; and

          (iii) the descriptions of Elan's Ordinary Shares and Elan ADSs contained in Elan's registration statements on Form 8-A filed with the Commission on October 30, 1990, including any amendment or report filed for purposes of updating such descriptions.

            The following documents previously filed by Athena with the Commission pursuant to the Exchange Act (Commission
File No. 0-19560) are incorporated herein by this reference:

            (i) Athena's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed with the Commission on March 28, 1996, as amended on April 2, 1996 by Amendment No. 1 on Form 10-K/A;

            (ii)  Athena's Current Report on Form 8-K dated
      March 18, 1996; and

            (iii) Athena's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed with the Commission on May 1, 1996.

            In addition, all filings on Form 20-F filed by Elan pursuant to the Exchange Act, and, to the extent designated therein, any reports on Form 6-K of Elan, after the initial filing of the Registration Statement of which this Prospectus forms a part, after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and consolidated financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

            Copies of documents incorporated by reference with respect to Elan that are not presented herein or delivered herewith (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents or herein) are available without charge to any person to whom this Prospectus is delivered upon written or oral request to Elan Corporation, plc, Monksland, Athlone, County

Westmeath, Republic of Ireland, Attn:  William F. Daniel,
+353-902-95000.

                                THE COMPANY

            Elan is a world leader in the development of controlled-absorption drug delivery systems. Elan manufactures, markets and licenses drug products based on such systems. Elan's drug delivery technologies are designed to improve and control the absorption and utilization by the human body of active pharmaceutical compounds, allowing these compounds to be administered less frequently, with reduced side effects and/or in reduced dosages. Elan has developed technologies applicable to a number of different controlled-absorption drug delivery systems which address a wide variety of delivery problems. These include a broad range of oral delivery systems for conventional drugs and for new and emerging therapeutic agents, passive transdermal, electrically assisted transdermal and transcutaneous systems, and long-acting injectables.

            Elan was incorporated as a private limited company in Ireland in 1969. In January 1984, Elan became a public limited company. Elan's principal executive offices are located at Monksland, Athlone, County Westmeath, Ireland, telephone number +353-902-95000.

                               RISK FACTORS

            In connection with an investment in the ADSs offered by this Prospectus, prospective investors should Elan consider, among other factors, the following:

            No Assurance of Continued Successful Licensing and Marketing. Elan's revenues are derived primarily from sales of its products, which are marketed through agreements with third parties, by way of license agreements or otherwise. There can be no assurance that such third party arrangements can continue to be successfully negotiated or that any such arrangements will be on commercially reasonable terms. Even if acceptable and timely marketing arrangements are available, there can be no assurance that products developed by Elan will be accepted in the marketplace or that, if initially accepted, sales of such products will not thereafter decline. Additionally, since Elan's clients or marketing partners in many cases make material marketing and other commercialization decisions, a significant number of the variables that may affect Elan's revenues and net income are not exclusively within Elan's control.

            Dependence on Significant Clients and Key Products. Elan's revenues are dependent upon its relationships with the clients to which it licenses its products. In fiscal 1995, Advanced Therapeutic Systems, Limited ("ATS") accounted for approximately 21% of Elan's total revenues. ATS has limited resources and significant restrictions on its ability to raise additional funds without Elan's consent. Elan also has an option, which is currently exercisable, to purchase all of the outstanding common shares of ATS at predetermined prices through April 30, 1998 (the "Purchase Option"). In addition, agreements with American Home Products Corporation ("AHP") and Hoechst Marion Roussel, Inc. ("HMR") accounted for approximately 20% and 17%, respectively, of Elan's total revenues in fiscal 1995. The sudden loss of, or significant reduction in, demand for Elan's products from one or more of such clients could adversely affect Elan.

            Revenues from the sale and manufacture of Cardizem\ SR, Cardizem\ CD and Verelan\ for the United States and Canadian markets accounted for an aggregate of 35% of Elan's total revenues in fiscal 1995. Continued growth in Elan's revenues will depend on continued market demand for such products, as well as the successful introduction and marketing of new products. There can be no assurance that Elan will continue to be successful in developing new products or that Elan's products will be accepted in the marketplace.

            Government Regulation. The design, development, testing, manufacturing and marketing of pharmaceutical compounds, medical nutrition and diagnostic products and medical devices are subject to regulation by governmental authorities, including the United States Food and Drug Administration (the "FDA"), and comparable regulatory authorities in other countries. The approval process is generally lengthy, expensive and subject to unanticipated delays. Currently, Elan is actively pursuing marketing approval for a number of its products from regulatory authorities, including the FDA. Continued growth in Elan's revenues and profits will depend, in part, on the successful introduction and marketing of some or all of such products. There can be no assurance as to when or whether such approvals from regulatory authorities will be received.

            All facilities and manufacturing techniques used for the manufacturing of products for clinical use or for sale in



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                                    -6-


the United States must be operated in conformity with current Good Manufacturing Practices ("GMP") regulations, the FDA regulations governing the production of pharmaceutical products. Elan's facilities are subject to scheduled periodic regulatory inspections to ensure compliance with GMP regulations. On July 13, 1995 and September 26, 1995, Elan received "warning letters" from the FDA which referenced previous inspections of Elan's Athlone, Ireland manufacturing facility (the "Athlone Letter") and Gainesville, Georgia manufacturing facility (the "Gainesville Letter" and, together with the Athlone Letter, the "Warning Letters"). The Warning Letters identified certain conditions which the FDA considered to be deviations from GMP regulations at such facilities. As a result of discussions with the FDA following such inspections, Elan implemented a number of corrective actions and is intensifying its GMP compliance procedures in order to address the issues raised by the FDA. The Warning Letters have not had, and Elan does not believe that the Warning Letters will have, a material adverse effect on Elan and its operations. Elan believes that its facilities are in substantial compliance with GMP regulations. However, a determination by the FDA that Elan is not in substantial compliance with such regulations could have a material adverse effect on Elan.

            Competition. In recent years, a large number of pharmaceutical companies have become increasingly interested in the development and commercialization of products incorporating advanced or novel drug delivery systems. Certain pharmaceutical products developed by Elan may face significant competition from brand name and generic products during the next several years. Two of Elan's products, Verelan and Cardizem CD, which accounted for an aggregate of 29% of Elan's total revenues in fiscal 1995, use delivery systems which are patent protected until 2007 and 2011, respectively. In addition, HMR also holds patents over Cardizem CD which expire in 2011. Other forms of sustained-release diltiazem and verapamil are reported to be in various stages of development by other companies. Elan cannot predict the impact of future competition on the sales of its products.

            Uncertainty of Third Party Reimbursement; Pricing Pressure. Elan's ability to earn sufficient returns on its products may depend, in part, on the availability of reimbursement from third party payors, such as government health administration authorities, private health insurers and other organizations. Third party payors are increasingly challenging the price and cost-effectiveness of medical products and services. There can be no assurance that adequate



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                                    -7-


third party reimbursement will be available to enable Elan to achieve or maintain price levels sufficient to realize an appropriate return on its investment in product development.

            In addition, global efforts to contain health care costs, particularly among managed care organizations, continue to exert downward pressure on product pricing. Further, a number of regulatory and legislative proposals aimed at changing the health care industry in the United States and other countries have been proposed. There can be no assurance that private sector reform or governmental health care reform measures, if adopted, will not have a negative impact upon Elan and its operations.

            Proprietary Technology; Unpredictability of Patent Protection. Elan's success, competitive position and amount of royalty income will depend, in part, on its ability to obtain patents in various jurisdictions on its current and future technologies and products, to defend its patents and protect its trade secrets and to operate without infringing on the proprietary rights of others. Elan has filed, and expects to continue to file, patent applications seeking to protect its technologies and products. There can be no assurance, however, that Elan's existing patent applications will mature into issued patents, or if issued, that they will be enforceable.
In addition, there can be no assurance that Elan's patents will not be challenged by third parties and, if challenged, will be held valid, or that any technologies or products developed by Elan will not infringe upon patents held by third parties. The expense involved in litigation regarding patent protection or a challenge thereto can be significant and cannot be estimated by Elan. Finally, if Elan relies on unpatented, proprietary technology, there can be no assurance that others will not independently develop or obtain similar products or technologies. Elan is presently engaged in litigation relating to its once-daily formulation of diltiazem.

            Advanced Therapeutic Systems, Limited. If Elan elects to exercise the Purchase Option to acquire all of ATS's issued and outstanding common shares, the purchase price will be between approximately $141.2 million and $239.3 million, depending upon the date of exercise. Such purchase price is payable in cash, in Elan ADSs or Ordinary Shares, or in any combination of the foregoing, at Elan's sole discretion. If such payment is made in Elan ADSs or Ordinary Shares, or if Elan ADSs or Ordinary Shares are issued to fund the acquisition of the ATS shares for cash, there may be a significant dilution in earnings per share and in net tangible book value per share to Elan's stockholders. In addition, under U.S. generally accepted accounting principles, if Elan were to exercise its Purchase Option, Elan would be required to record a one-time charge on its income statement for any in-process research and development acquired, which one-time charge could be expected to be material.

                               THE WARRANTS

            Pursuant to the Merger Agreement, each Warrant may be exercised on the same terms and conditions as were applicable prior to the Merger, except for the price and share adjustments described herein. Each Warrant now represents the right to purchase that number of Elan ADSs equal to the product of the number of shares of Athena Common Stock subject to such Warrant and not exercised prior to the effective time of the Merger, multiplied by .2956 and rounded downward to the nearest whole share. The exercise price per share shall be equal to the exercise price per share under such Warrant divided by .2956 and rounded upward to the nearest one-hundredth of one whole cent. The Merger Agreement does not provide for the issuance of fractional Elan ADSs upon the exercise of a Warrant. Upon the exercise of a Warrant, in lieu of any fractional Elan ADS that would be issued as a result of such exercise, Elan will pay to the holder of such Warrant cash in an amount equal to such fractional share multiplied by the last reported sales price of Elan ADSs on the NYSE.

Harvard Warrant

            As a result of the Merger, the Harvard Warrant now represents the right to purchase up to 11,829 Elan ADSs, at an exercise price of $20.30 per Elan ADS. The Harvard Warrant expires September 2, 2004.

Lehman Warrant

            As a result of the Merger, the Lehman Warrant now represents the right to purchase up to 11,829 Elan ADSs, at an exercise price of $15.23 per Elan ADS. The Lehman Warrant expires February 2, 1999.

PaineWebber Warrant

            As a result of the Merger, the PaineWebber Warrant now represents the right to purchase up to 147,800 Elan ADSs, at an exercise price of $27.74 per Elan ADS; provided, however, that under certain circumstances set forth in the PaineWebber

Warrant, the exercise price shall be increased to $37.55 per Elan ADS. The exercise price can only be increased if on or after November 17, 1996, the Closing Price (as defined in the PaineWebber Warrant) for Elan ADSs shall have equaled or exceeded $50.74 per share (subject to adjustment as provided in the PaineWebber Warrant) for 15 consecutive days during which the NYSE (or any successor to such system) is open for business and the holder of the PaineWebber Warrant is given the required notice and opportunity to exercise such warrant before the increase in the exercise price. The PaineWebber Warrant expires November 15, 1999.

MMC/GATX Warrant

            As a result of the Merger, the MMC/GATX Warrant now represents the right to purchase up to 44,340 Elan ADSs, at an exercise price of $23.35 per Elan ADS.

                              USE OF PROCEEDS

            The net proceeds to Elan from the issuance of Elan
ADSs upon the exercise of the Warrants (approximately
$5,555,595, assuming the exercise of all the Warrants (or
$7,005,513 if the exercise price of the PaineWebber Warrant is increased as described above)) will be used for general corporate purposes.

                     DESCRIPTION OF ELAN CAPITAL STOCK

            Elan's authorized capital stock consists of 100,000,000 Ordinary Shares, par value 4 Irish pence per share (the "Elan Ordinary Shares"), 1,000 Executive Shares, par value one Irish pound per share (the "Executive Shares"), and 25,000 'B' Executive Shares, par value 4 Irish pence per share (the 'B' Executive Shares").

Ordinary Shares

            General. All of the 38,477,169 Elan Ordinary Shares issued as of May 10, 1996 were fully paid, duly authorized and validly issued. Holders of Elan Ordinary Shares are entitled to receive such dividends as may be recommended by the Board of Directors of Elan and approved by the stockholders and/or such interim dividends as the Board of Directors of Elan may decide. On liquidation or a winding up of Elan, the assets available for distribution among the holders of Elan ADSs and Elan Ordinary Shares not otherwise represented by Elan ADSs shall be distributed pro rata. Elan Ordinary Shares have no conversion or redemption rights.

            Voting Rights. Holders of Ordinary Shares are entitled to one vote per share, either in person or by proxy, whenever a formal vote is called for by a poll. On non-contentious matters brought before a general or special meeting of stockholders, a vote shall be taken by a show of hands, in which every stockholder present in person or by proxy will have one vote; provided, however, that no individual will have more than one vote. Elan's Memorandum and Articles of Association ("Elan's Articles") provide that three or more stockholders present in person or by proxy holding not less than one-third of the issued Ordinary Shares constitute a quorum at a meeting of stockholders. A majority of votes cast is required for ordinary resolutions; however, a 75% vote is required for adoption of a special resolution, such as a proposed amendment to Elan's Articles or authorizing a voluntary liquidation of Elan. Variation of the rights relating to a class of shares requires the approval of a special resolution by the class in question. Stockholders do not have cumulative voting rights for the election of directors, which means that the holders of a majority of the shares can elect all of the directors.

            Rights of Dissenting Stockholders. There are no appraisal rights under Irish law.

            Stockholder Meetings. Under Irish law, a company's annual general meeting of stockholders ("annual meeting") must take place in the Republic of Ireland and any business transacted at a meeting held in breach of this requirement will be void, unless all stockholders entitled to attend and vote at such meeting consent in writing to the meeting being held elsewhere or alternatively a resolution providing that the meeting be held elsewhere has been passed at the preceding annual meeting of stockholders, and the articles of association do not require that the annual meeting be held in Ireland. Elan's Articles permit annual meetings to be held outside Ireland if the above procedures are followed.

            Under Irish law, extraordinary general stockholders' meetings may be convened by the board of directors or at the request of stockholders holding not less than one-tenth of the paid-up capital of the company as at the relevant date. An annual meeting must be held each year and not more than 15 months shall elapse between the date of one annual meeting and that of the next. The Minister for Enterprise and Employment of Ireland may, on the application of any stockholder, call or direct the calling of a general meeting if default is made in holding such meeting. Irish law requires at least 14 days' written notice of a meeting, except that an annual meeting or a meeting for passing a special resolution requires at least 21 days' written notice.

            Issuance of Shares. Irish company law restricts the power of the board of directors to allot shares and to grant share subscription rights and rights to convert securities of a company into shares unless the stockholders pass a resolution conferring such powers on the board of directors for periods of up to five years. By an ordinary resolution passed by Elan's stockholders on July 2, 1992, the Board of Directors is authorized, during the period expiring July 1, 1997, to allot shares up to the amount of Elan's present authorized but unissued share capital. In addition, Elan may not pay, directly or indirectly, a commission in excess of 10% of the price at which shares are issued to any person subscribing for or procuring subscriptions for Ordinary Shares.

            Preemptive Rights. Irish law provides that equity shares (and rights to subscribe for or convert securities into equity shares) must, before being issued or granted for cash, be offered, pro rata, to the existing holders of equity shares. The stockholders may by special resolution eliminate this requirement for periods of up to five years. Elan's stockholders have passed the necessary special resolution eliminating the requirement for these preemptive rights for the period expiring July 1, 1997.

            Derivative Action Suits. As a general principle of Irish law, only a company itself can be the proper plaintiff for the purposes of maintaining proceedings in respect of wrongs done to the company. Neither an individual stockholder nor any group of stockholders has any right of action in such circumstances. There are, however, certain exceptions to this principle available under equitable principles on a case-by-case basis. For example, the controlling stockholders cannot perpetrate a fraud on the minority stockholders or commit an act which is illegal or ultra vires. Additionally, if a company purports to act on the strength of a decision by a simple majority where certain decisions call for more than a simple majority, an individual stockholder is entitled to bring suit. In cases where the controlling stockholders will not institute proceedings in the name of the company where they are properly called for, one or more of the aggrieved minority stockholders may bring what has come to be known as a derivative action, namely an action that derives from the injury to the company rather than the injury to individual stockholders. A minority stockholder is also able to initiate proceedings in the name of the company in certain other limited circumstances.

            Class Action Suits. In contrast to a derivative action, which lies where it is alleged that a wrong has been done to the company, Irish law permits an action by a stockholder in his own right where he alleges that his personal rights have been infringed. If such a stockholder has rights which are identical to those enjoyed by other members or by all members of the same class of stockholders, it is possible for the stockholder to commence a suit in a representative capacity on behalf of himself and the other persons affected.

            Additionally, under Irish company law any member of a company who claims that the affairs of the company are being conducted, or that the powers of the directors of the company are being exercised, in a manner oppressive to him or any of the members (including himself) or in disregard of his or their interests as members, may apply to the courts for an appropriate order.

            Interlocking and Interested Directors. Irish company law provides that it shall be the duty of a director of a company who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the company to declare the nature of his interest at a meeting of the directors of the company. Regulation 70(d) of Elan's Articles provides, among other things, that a director may not generally vote in respect of any contract or arrangement or any other proposal whatsoever in which he has any material interest otherwise than by virtue of his interests in shares or other securities of or otherwise in or through Elan. Such regulation also provides that if any question shall arise at any meeting as to the materiality of a director's interest or as to the entitlement of any director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question shall be referred to the members of the Board of Directors whose votes are not in question. Additionally, it is provided by such regulation that the stockholders of Elan may, by ordinary resolution, ratify any transaction not duly authorized by reason of a contravention of the regulation. The above principles could apply where a director of Elan is or was a director and/or stockholder of or otherwise connected with another company with which Elan had entered into contracts.

Executive Shares and 'B' Executive Shares

            There are presently issued 1,000 Executive Shares, all fully paid, which are held by four persons. There are presently issued 21,375 'B' Executive Shares, all fully paid, which are held by one person. The Executive Shares do not confer on the holders thereof the right to receive notice of or to attend and vote at any meeting of Elan under any circumstances except with respect to matters relating to them as a class. A 'B' Executive Share confers on the holder thereof the same voting rights as are enjoyed by a holder of an Ordinary Share. Neither the Executive Shares nor the 'B' Executive Shares have the right to any profits of Elan, except as Elan may from time to time decide to distribute as a dividend on such shares. These shares were established by Elan as a means of enabling its key employees to participate in profits of Elan. In the event of the winding up of Elan, Executive Shares shall have a priority over Elan Ordinary Shares, and the 'B' Executive Shares shall rank pari passu with the Elan Ordinary Shares, with respect to return of capital but neither the Executive Shares nor the 'B' Executive Shares shall be entitled to participate further in any way in the profits or assets of Elan. Elan does not presently intend to issue any additional Executive or 'B' Executive Shares.

                DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

            Elan ADRs evidencing Elan ADSs (each of which represents one Ordinary Share) are issuable pursuant to the Amended and Restated Deposit Agreement dated as of May 17, 1996 (the "Deposit Agreement") by and among Elan, The Bank of New York, as depositary, and the owners and holders of ADRs. Each Elan ADS represents one Ordinary Share (or evidence of a right to receive such share) deposited in accordance with the Deposit Agreement with The Bank of Ireland, Dublin, Ireland, as agent of the Depositary, or any successor to such agent (the "Custodian"). An Elan ADR may represent any number of Elan ADSs.

            The following statement includes a summary of certain provisions of the Deposit Agreement. Such summary does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement, which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. Additional copies of the Deposit Agreement are available for inspection at the Corporate Trust Office of the Depositary at 101 Barclay Street, New York,

New York 10286, at the office of the Depositary's agent and at the designated office of the Custodian in Dublin, Ireland.

Deposit and Withdrawal of Shares

            The Depositary has agreed that upon the deposit with the Custodian in Dublin, or upon delivery to the Depositary at its Corporate Trust Office for forwarding to the Custodian at the risk of the depositor, of Ordinary Shares or evidence of rights to receive such Ordinary Shares, subject to the terms of the Deposit Agreement, it will execute and deliver through its Corporate Trust Office to the person or persons specified by the depositor an Elan ADR or ADRs registered in the name of such person or persons for the number of Elan ADSs issuable in respect of such deposit.

            Upon surrender of Elan ADRs at the Corporate Trust Office of the Depositary, and upon payment of the charges provided in the Deposit Agreement, Elan ADR holders are entitled to delivery at the Corporate Trust Office of the Depositary or at the office of the Custodian in Dublin of the Ordinary Shares and any other property at the time represented by the surrendered Elan ADRs, except that the Depositary may make delivery of such other property at its Corporate Trust Office. The forwarding of share certificates and other documents of title for such delivery at the Corporate Trust Office of the Depositary in New York City will be at the risk and expense of the Elan ADR holder.

Dividends, Other Distributions and Rights

            The Depositary is required, to the extent that in its judgment it can convert Irish pounds (or any other foreign currency) on a reasonable basis into dollars and transfer the resulting dollars to the U.S., to convert all cash dividends and other cash distributions which it receives on the underlying Ordinary Shares into dollars, and to distribute the amount thus received to the holders of Elan ADRs in proportion to the number of Elan ADSs representing such Ordinary Shares held by each of them. The amount distributed will be reduced by any amounts required to be withheld by Elan or the Depositary on account of taxes. If the Depositary determines that in its judgment any foreign currency received by it cannot be so converted and transferred to the U.S., the Depositary may distribute the foreign currency received by it or in its discretion hold such foreign currency for the respective accounts of the Elan ADR holders entitled to receive the same.

            If a distribution by Elan consists of a stock dividend or a free distribution of Ordinary Shares, the Depositary may, with Elan's approval, and shall if Elan so requests, distribute to the holders of outstanding Elan ADRs, in proportion to their holdings, additional Elan ADRs for an aggregate number of Elan ADSs representing the number of Ordinary Shares received as such dividend or free distribution. If additional Elan ADRs are not so distributed, each Elan ADS shall thenceforth also represent the additional Ordinary Shares distributed with respect to the Ordinary Shares represented thereby.

            If Elan offers, or causes to be offered, to the holders of Ordinary Shares any right to subscribe for additional Ordinary Shares or any rights of any other nature, the Depositary will, if requested by Elan, either (i) make such rights available to holders of Elan ADRs by means of warrants or otherwise, if lawful and feasible, or (ii) if making such rights available is not lawful or not feasible, or if the rights represented by such warrants or other instruments are not exercised and appear to be about to lapse, the Depositary in its discretion may sell such rights or warrants or other instruments at public or private sale, at such place or places and upon such terms as the Depositary may deem proper, and allocate the proceeds of such sales for the accounts of the holders of Elan ADRs otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such holders because of exchange restrictions, or the date of delivery of any Elan ADR or ADRs, or otherwise. The Depositary will not make available to holders of Elan ADRs any right to subscribe for or to purchase any securities unless a registration statement is in effect or unless the offering and sale of such securities to such holders is exempt from registration under the provisions of the Securities Act.

            Should such distribution of rights not be possible, the Depositary intends to endeavor to dispose of the rights for the benefit of the holders of Elan ADRs, as stated above. Any disposal of rights may substantially reduce the equity of the holders of Elan ADRs.

            In the event that the Depositary determines that any distribution in property (including Ordinary Shares or rights to subscribe therefor) is subject to any tax which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property, after deduction of such taxes, to the Elan ADR holders entitled thereto.

Record Dates

            Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights are issued with respect to the Ordinary Shares, or whenever the Depositary receives notice of any meeting of holders of securities represented by Elan ADRs, the Depositary will fix a record date for the determination of the holders of Elan ADRs who are entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.

Voting of the Underlying Ordinary Shares

            Upon receipt of a notice of any meeting of holders of Ordinary Shares or securities represented by the Elan ADRs, the Depositary, as soon as practicable thereafter, will mail the information contained in such notice of meeting to the record holders of Elan ADRs.

            The record holders of Elan ADRs at the close of business on the date specified by the Depositary are entitled under the Deposit Agreement, subject to any applicable provisions of law and Elan's Articles, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Ordinary Shares or other securities represented by the Elan ADSs. The Depositary has agreed it will endeavor, insofar as practicable, to vote the Ordinary Shares or other securities so represented in accordance with such instructions. The Depositary has agreed not to vote the Ordinary Shares or other securities so represented unless it has received such instructions from the record holders of Elan ADRs.

Amendment and Termination of the Deposit Agreement

            The Elan ADRs and the Deposit Agreement may at any time be amended by agreement between Elan and the Depositary. Any amendment which imposes or increases any fees or charges (other than the fees of the Depositary for the execution and delivery or cancellation of Elan ADRs and taxes or other governmental charges), or which otherwise prejudices any substantial existing right of Elan ADR holders, will not take effect as to outstanding Elan ADRs until the expiration of three months after notice of such amendment has been given to the record holders of outstanding Elan ADRs. Every holder of an Elan ADR at the time such amendment so becomes effective will be deemed, by continuing to hold such Elan ADR, to consent to such amendment and to be bound by the Deposit Agreement as so amended. In no event may any amendment impair the right of any Elan ADR holder to surrender his Elan ADR and receive therefor the underlying Ordinary Shares and any other property represented thereby.

            Whenever so directed by Elan, the Depositary has agreed to terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Elan ADRs then outstanding at least 30 days prior to the date fixed in such notice of such termination. The Depositary may likewise terminate the Deposit Agreement at any time 60 days after the Depositary shall have delivered to Elan a notice of its election to so resign and a successor Depositary shall not have been appointed and accepted its appointment within such 60 days. The Deposit Agreement provides that Elan will use its best efforts to appoint a successor Depositary. If any Elan ADRs remain outstanding after the day of termination, the Depositary thereafter will discontinue the registration of transfer of Elan ADRs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends or other distributions pertaining to the underlying Ordinary Shares, shall sell rights as provided in the Deposit agreement, and shall continue to deliver securities together with any dividends or other distribution received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered Elan ADRs. At any time after the expiration of two years from the date of termination, the Depositary has the right under the Deposit Agreement to sell the underlying Ordinary Shares and any other property and hold the net proceeds for the pro rata benefit of the holders of Elan ADRs which have not theretofore been surrendered.

Charges of Depositary

            The Depositary charges a fee to the party to whom Elan ADRs are delivered against deposits and the party surrendering Elan ADRs for delivery of Ordinary Shares or other underlying securities represented by the Elan ADRs issued or surrendered. Elan pays all other charges of the Depositary, including charges for issuance of Elan ADRs payable as a dividend or distribution or in connection with a rights offering to stockholders, except for taxes and other governmental charges, any applicable transfer or registration fees on the deposit or withdrawal of Ordinary Shares, and certain cable, telex, facsimile and delivery charges, any of which are payable by persons depositing or withdrawing Ordinary Shares, and such expenses as are incidental to the conversion of foreign currency into dollars. Elan will pay all charges of the Depositary in connection with the initial issuance of the Elan ADRs evidencing the Elan ADSs offered hereby.

General

            Elan will through the Depositary distribute to holders of Elan ADRs annual reports including its financial statements. Neither the Depositary nor Elan will be liable to the holders of Elan ADRs if prevented or delayed by law or any circumstances beyond their control in performing their obligations under the Deposit Agreement. The obligations of Elan and the Depositary under the Deposit Agreement are expressly limited to performing in good faith their respective duties specified therein.

            The Elan ADRs are transferable on the books of the Depositary; provided, however, that the Depositary may close the transfer books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Elan ADR or withdrawal of Ordinary Shares, the Depositary or the Custodian may require payment of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto and payment of any applicable fees payable by the holders of Elan ADRs. The Depositary may refuse to execute and deliver Elan ADRs, register the transfer of any Elan ADR or make any distribution of, or related to, Ordinary Shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. The execution and delivery, transfers and surrenders of Elan ADRs generally may be suspended, during any period when the transfer books of the Depositary are closed, if such suspension action is deemed necessary or advisable by the Depositary or Elan at any time or from time to time. Holders of Elan ADRs are entitled to withdraw their deposited Ordinary Shares at any time, subject only to (i) temporary delays caused by closing the transfer books of the Depositary or Elan, as the case may be, or the deposit of shares in connection with voting at a stockholders' meeting, or the payment of dividends; (ii) the payment of fees, taxes and similar charges; and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Elan ADRs or the withdrawal of deposited securities. The holders of Elan ADSs may inspect the books for the registration and transfer of Elan ADRs at all reasonable times, provided that such inspection shall not be for the purpose of communicating with holders of Elan ADSs in the interest of a business or object other than the business of Elan or a matter related to the Deposit Agreement or the Elan ADSs.

                               LEGAL MATTERS

            Certain legal matters relating to the Elan ADSs will be passed upon by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York, United States counsel for Elan. Certain Irish legal matters, including the validity of the Ordinary Shares, will be passed upon by McCann FitzGerald Solicitors, Dublin, Ireland, Irish counsel for Elan. Cahill Gordon & Reindel will rely upon McCann FitzGerald Solicitors with respect to certain matters governed by Irish law.

                                  EXPERTS


            The consolidated financial statements and schedule of Elan as of March 31, 1994 and 1995, and for each of the years in the three-year period ended March 31, 1995, incorporated herein by reference, have been audited and reported upon by KPMG, independent chartered accountants. Such consolidated financial statements and schedule have been incorporated herein by reference in reliance upon the report by KPMG, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

            The consolidated financial statements and schedule of Athena appearing in Athena's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst &
Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  PART II

                INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            Securities and Exchange Commission
              Registration Fee ....................................$4,610*

            Legal Services and Expenses (including
              Blue Sky fees and expenses) .........................$2,000**

            Total .................................................$6,610**

- -------------------------

* Previously paid in connection with the F-4 Registra-tion Statement.

**    Estimated.

Item 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Paragraph 113 of the Articles of Association of the registrant provides as follows:

            113. Every Director and other officer of the Company (other than an Auditor) shall be indemnified out of the assets of the Company against any cost, expense, liability or other matter incurred by him in defending any proceedings, whether civil or criminal, in relation to his acts while acting in such office in which judgment is given in his favour or in which he is acquitted or in connection with any application in which relief is granted to him by the Court under the Acts.

            Section 200 of the Irish Companies Act of 1963 (as amended) provides as follows:

            Subject as hereinafter provided, any provision whether contained in the articles of a company or in any contract with a company or otherwise for exempting any officer of the company or any person employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company shall be void, so, however, that --

            (a) nothing in this section shall operate to deprive any person of any exemption or right to be indemnified in respect of anything done or omitted to be done by him while any such provision was in force; and

            (b) notwithstanding anything in this section, a company may, in pursuance of any such provision as aforesaid, indemnify any such officer or auditor against any liability incurred by him in defending proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted, or in connection with any application under section 391 or section 42 of the Companies (Amendment) Act, 1983, in which relief is granted to him by the court.

Item 16.    EXHIBITS

            The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 17.    UNDERTAKINGS

            A.    The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i)  to include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933;

                        (ii)  to reflect in the prospectus any
                  facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate represent a fundamental change in the information set forth in this Registration Statement; and

                        (iii)  to include any material information
                  with respect to the plan of distribution not previously disclosed in this Registration
                  Statement or any material change to such information in the Registration Statement;

            provided, however, that paragraphs (a)(1)(i) and
            (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

                  (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

            B. The undersigned registrant hereby undertakes that:

            For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No.
1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Republic of Ireland, on June 19, 1996

                                    ELAN CORPORATION, plc


                                    By:
                                          Thomas G. Lynch
                                          -----------------------
                                          Thomas G. Lynch
                                          Chief Financial Officer
                                          Executive Vice President


            Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        Signatures                Capacity                   Date
        ----------                --------                   ----


          *
- ---------------------        Chairman of the Board           June 19, 1996
   Donald E. Panoz



          *
- ---------------------        Chief Executive                 June 19, 1996
   Donal J. Geaney             Officer/President
                                and Director
                                (Principal
                                Executive Officer)




     Thomas G. Lynch
- -----------------------      Chief Financial                 June 19, 1996
     Thomas G. Lynch           Officer/Executive
                                Vice President
                                (Principal
                                Financial Officer)

        Signatures              Capacity                     Date
        -----------             --------                     ----



          *
- ----------------------    Executive Vice President           June 19, 1996
  Kenneth W. McVey             and Director



          *
- ----------------------    Group Financial Controller         June 19, 1996
  William F. Daniel            (Principal
                                Accounting Officer)



          *
- -----------------------      Director                        June 19, 1996
 Howard C. Ansel, Ph.D.



          *
- -----------------------      Director                        June 19, 1996
    Garo Armen, Ph.D.



          *
- -----------------------      Director                        June 19, 1996
    James Balog



          *
- -----------------------      Director                        June 19, 1996
   David R. Bethune



          *
- -----------------------      Director                        June 19, 1996
    Brendan Boushel



          *
- -----------------------      Director                        June 19, 1996
   Charles Greyston

        Signatures              Capacity                     Date
        ----------              --------                     ----



          *
- -----------------------     Director                        June 19, 1996
  Kevin McIntyre, M.D.



Elan Pharmaceutical Research Corp.
Authorized Representative




   Thomas G. Lynch
- -----------------------     Secretary                   June 19, 1996
   Thomas G. Lynch


*By:  Thomas G. Lynch
    -------------------
      Thomas G. Lynch
       Attorney-in-Fact

                               EXHIBIT INDEX


Exhibit No.       Description


4.1 - Amended and Restated Deposit Agreement, dated as of May 17, 1996 among Elan Corporation plc, The Bank of New York, as depositary, and the owners and holders from time to time of the ADRs.

4.2 - Specimen of American Depositary Receipt, evidencing American Depositary Receipts of Elan
                  (included as part of Exhibit 4.1)

5.1 - Opinion of McCann FitzGerald with respect to the legality of the securities registered hereby.

23.1 - Consent of McCann FitzGerald (included as part of Exhibit 5.1)

23.2 -            Consent of KPMG Peat Marwick

23.3 - Consent of Ernst & Young LLP, independent auditors

24.1 -            Powers of Attorney*




















- --------------------
*     Previously filed.